Acknowledgement and Acceptance of Special Servicer

April 9, 2021

BY EMAIL

Wells Fargo Bank, National Association, as Trustee and Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS) GSMS 2017-FARM

Email: cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com

RE:	Acknowledgement and Acceptance of Special Servicer;

GS Mortgage Securities Corporation Trust 2017-FARM Commercial Mortgage Pass-Through Certificates, Series 2017-FARM

Ladies and Gentlemen:

Reference is made to (i) the Trust and Servicing Agreement (the “TSA”) dated as of December 29, 2017, between GS Mortgage Securities Corporation II, as Depositor, KeyBank National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer,  Wells Fargo Bank, National Association, as Certificate Administrator, Custodian and Trustee and Pentalpha Surveillance LLC, as Operating Advisor, relating to the GS Mortgage Securities Corporation Trust 2017-FARM Commercial Mortgage Pass-Through Certificates, Series 2017-FARM and (ii) the Co-Lender Agreement dated as of December 29, 2017 by and among the holders of the respective promissory notes evidencing the loan secured by real and personal property commonly known as Marina Heights State Farm (the “Co-Lender Agreement”).  Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the TSA and the Co-Lender Agreement, as applicable.

Pursuant to Section 6.4(a) of the TSA and Section 7 of the Co-Lender Agreement, the undersigned hereby agrees with all the other parties to the TSA that the undersigned shall serve as Special Servicer under, and as defined in, the TSA. The effective date (the “Effective Date”) of the appointment of the undersigned as Special Servicer shall be the date hereof. The undersigned hereby assumes, as of the Effective Date, all of the responsibilities, duties and liabilities of the Special Servicer under the TSA that arise on and after the Effective Date. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.5 of the TSA mutatis mutandis with all references to “Agreement” in Section 2.5 of the TSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: Situs Holdings, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Delaware.  The undersigned further represents and warrants that it satisfies all of the eligibility requirements applicable to special servicers set forth in the TSA, including that it is a Qualified Replacement Special Servicer, and that all requirements and preconditions for the appointment of the undersigned as Special Servicer have been satisfied.

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Acknowledgement and Acceptance of Special Servicer

Situs Holdings, LLC’s address for notices pursuant to Section 10.4 of the TSA is as follows:

Situs Holdings, LLC

101 Montgomery Street, Suite 2250

San Francisco, California 94104

Attention: Curt Spaugh

E-mail: curtspaugh@situsamc.com

with a copy to:

Situs Group, LLC

5065 Westheimer, Suite 700E

Houston, Texas 77056

Attention: Legal Department

E-mail: legal@situsamc.com

and

samnotice@situsamc.com.

Sincerely,

SITUS HOLDINGS, LLC

By: /s/ Adriana Boudreaux

Name: Adriana Boudreaux

Title: Deputy General Counsel

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